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Exhibit 21.1

INOVIO BIOMEDICAL CORPORATION
Subsidiaries

Subsidiary Name(1)	Jurisdiction of Organization
Genetronics, Inc.	Delaware
Inovio AS	Norway
Inovio Tec AS	Norway
Inovio Asia Pte. Ltd.	Singapore

(1)
In accordance with Instructions (ii) to Exhibit (21) to the Exhibit Table in Item 601 of Regulation S-K, Registrant has omitted from the above table one of its subsidiaries because such omitted subsidiary does not constitute a significant subsidiary of registrant as of the end of the year covered by this report.

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  Exhibit 21.1
INOVIO BIOMEDICAL CORPORATION Subsidiaries